Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-259695) and on Form F-3 (File No. 333-264109) of Jowell Global Ltd. of our report dated May 15, 2023, with respect to the consolidated balance sheets of Jowell Global Ltd. as of December 31, 2022, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes, which report appears in the December 31, 2022 annual report on Form 20-F of Jowell Global Ltd.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP

New York, New York
May 15, 2023